Exhibit 99.1

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 29, 2007)

CHAIRMAN AND CEO RICHARD SHAW UNDERGOES SURGERY; MURRAY AND MALLORY TO ASSUME HIS DUTIES DURING SIX-WEEK RECOVERY
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) announced today that Richard L. Shaw, the company’s chairman of the board and chief executive officer, has undergone successful surgery to replace a heart valve. The company expects him to make a full recovery and to return to normal duty in approximately six weeks.
     In his absence, Shaw’s chairman duties will be assumed by Dr. John Murray, vice chairman of the Board of Directors, and his chief executive officer responsibilities will be assumed by Brad Mallory in his current role of chief operating officer of the company.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and telecommunications, transportation, water/wastewater, and oil & gas. With more than 4,400 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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